                        ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of June 18, 2001, supplements the Management
Agreement, dated as of November 16, 1998, as amended pursuant to an Addendum to
Management Agreement, dated as of December 1, 2000 (the "Agreement"), by and between American Century Variable Portfolios, Inc., ("ACVP") and American
Century Investment Management, Inc. ("ACIM").

         WHEREAS, the Board of Directors of ACVP adopted a Multiple Class Plan that provides for the issuance of a new class of shares (the "Class II Shares");

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following ACVP funds issuing Class II Shares in accordance with the terms and conditions specified in the Agreement, and for such management ACIM shall receive the Applicable Fee set forth below:

         Name of Fund/Series        Name of Class             Applicable Fee

         VP Ultra                   Class II                  0.90% on first $20 billion
                                                              0.85% thereafter

         VP Value                   Class II                  0.90% on first $500 million
                                                              0.85% on next $500 million
                                                              0.80% thereafter

         VP International           Class II                  1.40% on first $250 million
                                                              1.10% on next $250 million
                                                              1.00% thereafter

         VP Income & Growth         Class II                  0.70%

         IN WITNESS WHEREOF, the parties have caused this Addendum to the
Management Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                     AMERICAN CENTURY
                                            VARIABLE PORTFOLIOS, INC.

/*/Charles A. Etherington                   /*/David C. Tucker
Charles A. Etherington                      David C. Tucker
Vice President                              Senior Vice President

Attest:                                     AMERICAN CENTURY INVESTMENT
                                            MANAGEMENT, INC.

/*/Charles A. Etherington                   /*/David C. Tucker
Charles A. Etherington                      David C. Tucker
Assistant Secretary                         Senior Vice President